Exhibit 5.4

WILMINGTON RODNEY SQUARE

[*closing date]

To The Addressees Listed On

Schedule A Attached Hereto

Re:	Discover Card Master Trust I, Series 2007-CC
Discover Card Execution Note Trust, Class * ( - ) DiscoverSeries Notes
Opinion of Delaware Counsel to Discover Bank
Regarding Perfection and Priority of Security Interests (Receivables)

Ladies and Gentlemen:

We have acted as Delaware counsel to Discover Bank, a Delaware banking corporation (“Discover Bank”) in connection with the transactions contemplated by the Second Amended and Restated Pooling and Servicing Agreement, dated as of June 4, 2010, as amended by the First Amendment thereto dated as of October 18, 2011 (as so amended, the “Pooling and Servicing Agreement”), between Discover Bank, as Master Servicer, Servicer and Seller, and U.S. Bank National Association, as trustee (the “Master Trust Trustee”) of the trust created thereby (the “Master Trust”). Discover Bank purports to have sold or otherwise conveyed, and intends from time to time after the date hereof to purport to sell or otherwise convey, certain Discover Card receivables, and the proceeds thereof, to the Master Trust. We express no opinion herein as to the proper characterization of such transfers as either sales or transfers for security. Pursuant to the Series 2007-CC Supplement to the Pooling and Servicing Agreement, dated as of July 26, 2007, as amended by the Amendment to Specified Series Supplements, dated as of June 4, 2010 (as so amended, the “Series Supplement”), between Discover Bank and the Master Trust Trustee, the Master Trust has issued to Discover Bank the Discover Card Master Trust I, Series 2007-CC Collateral Certificate (the “Collateral Certificate”), representing an undivided beneficial interest in the Master Trust. Discover Bank purports to effect an absolute assignment of the Collateral Certificate to Discover Card Execution Note Trust, a Delaware statutory trust (the “Note Issuance Trust”) pursuant to a Collateral Certificate Transfer Agreement, dated as of July 26, 2007 (the “Collateral Certificate Transfer Agreement”), between Discover Bank and the Note Issuance Trust. To the extent that the Collateral Certificate Transfer Agreement does not result in a sale of the Collateral Certificate to the Note Issuance Trust, the Collateral Certificate Transfer Agreement purports to create a valid first priority perfected security interest in the Collateral Certificate in favor of the Note Issuance Trust. We express no opinion herein as to the proper characterization of such transfer as either a sale or a transfer for security. Capitalized terms used but not otherwise defined in this letter have the meanings assigned thereto in the Pooling and Servicing Agreement or the Series Supplement, as the case may be, except that (i) reference in this letter to any document shall mean such document as in effect on the date hereof, and (ii) as used herein, “Receivables” includes only those Receivables relating to Accounts listed on Schedule 1 to the Pooling and Servicing Agreement and does not include any Receivables

Rodney Square  •  1000 North King Street  •  Wilmington, DE 19801

P  302.571.6600  F  302.571.1253  YoungConaway.com

YOUNG CONAWAY STARGATT & TAYLOR, LLP

To The Addressees Listed On

Schedule A Attached Hereto

[*closing date]

relating to Additional Accounts (if such accounts have not been designated to the Master Trust as of the date hereof), Surviving Accounts, or the proceeds thereof.

For purposes of this letter, our review of documents has been limited to the review of originals or copies furnished to us of the following documents:

(a)	the Pooling and Servicing Agreement;

(b)	the Series Supplement;

(c)	a certified copy of Discover Bank’s Certificate of Incorporation, as amended;

(d)	a certificate dated the date hereof of the Secretary or Assistant Secretary of Discover Bank, a copy of which is attached hereto as Exhibit A;

(e)	a certificate dated the date hereof of an authorized officer of the Master Trust Trustee, a copy of which is attached hereto as Exhibit B;

(f)	a certificate dated the date hereof of the Vice President, Chief Financial Officer and Assistant Treasurer of Discover Bank, a copy of which is attached hereto as Exhibit C;

(g)	that certain financing statement dated October 25, 1993 on Form UCC-1 naming Discover Bank as “debtor” and the Master Trust Trustee as “secured party”, as amended, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on October 25, 1993 at initial financing statement file no. 9314308, and the continuation statements filed in the office of the Secretary of State in connection therewith on July 30, 1998, August 19, 2003, June 4, 2008, and August 6, 2013 (collectively, the “Discover Bank Financing Statement”); and

(h)	a Certificate of the Secretary of State, dated [*date], listing the results of a search conducted by the Secretary of State for records filed in the office of the Secretary of State which name Discover Bank as debtor (the “Discover Bank Search Results”), and certifying that such certificate lists all presently effective financing statements, federal tax liens and utility security instruments filed in the office of the Secretary of State which name Discover Bank as debtor, as of [*date] at 11:59 p.m. (the “Discover Bank Effective Time”).

For purposes of this letter, we have not reviewed any documents other than the documents referenced in paragraphs (a) through (h) above. In particular, we have not reviewed and express no opinion as to any other document that is referred to in, incorporated by reference into, or attached (whether as an exhibit, schedule, or otherwise) to any of the documents reviewed by us. The opinions in this letter relate only to the documents specified in such opinions, and not to any exhibit, schedule, or other attachment to, or any other document referred

YOUNG CONAWAY STARGATT & TAYLOR, LLP

To The Addressees Listed On

Schedule A Attached Hereto

[*closing date]

to in or incorporated by reference into, any of such documents. We have assumed that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with or contrary to the opinions in this letter. We have conducted no factual investigation of our own, and have relied solely upon the documents reviewed by us, and the additional matters recited or assumed in this letter, all of which we assume to be true, complete, and accurate in all respects and none of which we have investigated or verified.

Based upon and subject to the foregoing and subject to the assumptions, exceptions, qualifications, and limitations in this letter, it is our opinion that:

1. To the extent the substantive law of the State of Delaware is applicable, the Pooling and Servicing Agreement creates a valid and enforceable security interest in favor of the Master Trust in Discover Bank’s right, title and interest in and to the Receivables and the proceeds thereof in accordance with its terms.

2. The proper office for filing the Discover Bank Financing Statement is the office of the Secretary of State.

3. The Discover Bank Financing Statement is in proper form for filing in the office of the Secretary of State.

4. To the extent that Article 9 of the Uniform Commercial Code as in effect in the State of Delaware, 6 Del. C. §9-101 et seq. (“Delaware Article 9”) is applicable (without regard to conflict of laws principles), the Master Trust has a perfected security interest in Discover Bank’s right, title, and interest in the Receivables to the extent that the Receivables are accounts (as such term is defined in Delaware Article 9), and such perfected security interest has priority over any other security interest in the Receivables that is perfected solely by the filing of a financing statement in the office of the Secretary of State.

The foregoing opinions are subject to the following assumptions, exceptions, qualifications, and limitations in addition to those set forth above:

A. The opinions in this letter are limited to Delaware Article 9, and we have not considered, and express no opinion on the effect of, concerning matters involving, or otherwise with respect to any other laws of any jurisdiction (including, without limitation, federal laws of the United States of America), or rules, regulations, orders, or decisions relating thereto.

B. We have assumed: (i) that Discover Bank is organized solely under the laws of the State of Delaware; (ii) all signatures on all documents reviewed by us are genuine; (iii) all documents furnished to us as originals are authentic; (iv) all documents furnished to us as copies or specimens conform to the originals thereof; (v) all documents furnished to us in final draft or final or execution form have not been terminated, rescinded, altered, or amended, are in full force and effect, and conform to the final, executed originals of such documents; (vi) each document reviewed by us constitutes the entire agreement among the parties thereto with respect

YOUNG CONAWAY STARGATT & TAYLOR, LLP

To The Addressees Listed On

Schedule A Attached Hereto

[*closing date]

to the subject matter thereof; (vii) except as stated in numbered paragraph 1 above, each document reviewed by us constitutes a legal, valid and binding obligation of each of the parties thereto, enforceable against each of such parties in accordance with its terms; (viii) all conditions precedent set forth in the documents reviewed by us have been satisfied; (ix) the Discover Bank Financing Statement is factually accurate in describing the Receivables, and the Pooling and Servicing Agreement is factually accurate in describing the Receivables; (x) the name of Discover Bank indicated on the public record of the State of Delaware which shows Discover Bank to have been organized is and remains “Discover Bank;” (xi) there has been delivered to the Master Trust Trustee a list of Accounts with respect to the Receivables in accordance with Section 2.01(b) of the Pooling and Servicing Agreement; and (xii) in connection with the conveyance of the Receivables to the Master Trust, Discover Bank has indicated and will continue to indicate in its computer files that the Receivables have been transferred to the Master Trust by each Account being identified on the computer records of Discover Bank with a “41,” a “42,” a “341,” or a “342” in the field captioned “SECURED_POOL_NBR.”

C. We express no opinion concerning: (i) ownership of or title to any property; (ii) except as stated in numbered paragraph 1 above, creation or attachment of any lien, pledge, mortgage, or security interest; (iii) except as stated in numbered paragraph 4 above, perfection of any lien, pledge, mortgage, or security interest; (iv) except as stated in numbered paragraph 4 above, priority of any lien, pledge, mortgage, or security interest; (v) perfection or priority of any security interest in (a) proceeds, except for identifiable proceeds of the Receivables, subject, however, to the limitations of Section 9-315 of Delaware Article 9, (b) as-extracted collateral (as such term is defined in Section 9-102(a)(6) of Delaware Article 9), timber to be cut, and goods that are or are to become fixtures (as such term is defined in Section 9-102(a)(41) of Delaware Article 9), and (c) commercial tort claims; or (vi) any possessory security interest.

D. The opinions in numbered paragraph 1 above, and other opinions relating to enforceability (if any), are subject to: (i) bankruptcy, insolvency, moratorium, reorganization, receivership, fraudulent conveyance, preferential transfer, liquidation, and similar laws relating to or affecting rights and remedies of creditors generally; (ii) principles of equity, including, without limitation, applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law); (iii) standards of good faith, fair dealing, course of dealing, course of performance, materiality, and reasonableness that may be applied by a court, considerations of public policy, and the exercise of judicial discretion; and (iv) federal or state securities law and public policy considerations relating to indemnification or contribution.

E. The opinion in numbered paragraph 4 above regarding priority of the Master Trust’s security interest in the Receivables (i) is based solely on the Discover Bank Search Results; and (ii) is subject to the qualifications in subparagraphs (i) and (ii) of paragraph D above. We have assumed the completeness and accuracy of the Discover Bank Search Results, that there exists no lien or security interest in the Receivables that is not disclosed in the Discover Bank Search Results, and that no financing statement, other than the Discover Bank

YOUNG CONAWAY STARGATT & TAYLOR, LLP

To The Addressees Listed On

Schedule A Attached Hereto

[*closing date]

Financing Statement, listing Discover Bank as debtor and describing the Receivables, has been filed in the office of the Secretary of State at or since the Discover Bank Effective Time.

F. We express no opinion (i) as to whether the purported sale of all Receivables now existing or hereafter created is effective to convey to the Master Trust, as of the date of purported sale, Receivables that do not exist as of the date of such purported sale, or as to whether Receivables hereafter created in an Account are deemed to exist as of the date hereof; (ii) with respect to Receivables relating to Additional Accounts (if such accounts have not been designated to the Master Trust as of the date hereof) or the proceeds thereof; (iii) with respect to Receivables relating to Surviving Accounts (if such accounts have not been designated to the Master Trust as of the date hereof) or the proceeds thereof; and (iv) whether the administrative expenses of the FDIC or any other receiver or conservator of Discover Bank would have priority over the Master Trust’s interest in Receivables or proceeds thereof.

G. Our opinions in this letter are limited to the extent that Discover Bank (i) has rights (within the meaning of Section 9-203(b)(2) of Delaware Article 9) in the Receivables, and (ii) has received value (within the meaning of Section 9-203(b)(1) of Delaware Article 9) in connection with the granting of any security interest in the Receivables.

This letter speaks only as of the date hereof, and we assume no obligation to advise anyone of any changes in the foregoing subsequent to the delivery of this letter. This opinion letter is not intended to be employed in any transaction other than the one described above. We consent to your relying on this letter as of the date hereof in connection with the matters set forth herein. This opinion letter is being delivered to you on the understanding that neither it nor its contents may be published, communicated or otherwise made available, in whole or in part, to any person or entity without, in each instance, our specific prior written consent, except that (i) Fitch, Inc. may rely on the opinions expressed herein, and (ii) a copy of this opinion letter may be furnished to, but not relied upon by, Moody’s Investors Service, Inc.

In addition, the opinions in this letter are limited to the opinions expressly stated in numbered paragraphs 1 through 4 of this letter, and no other opinions may be inferred beyond such matters expressly stated.

Very truly yours,

NMP/ncs

Schedule A

[*name of lead underwriter], as an underwriter and

as a representative of the underwriters named

in Schedule I to the Terms Agreement

Latham & Watkins LLP

U.S. Bank National Association

Christopher Greene, Esquire

Exhibit A

[certificate of the Secretary or Assistant Secretary of Discover Bank to be manually attached]

Exhibit B

[certificate of an authorized officer of the Master Trust Trustee to be manually attached]

Exhibit C

[certificate of the Vice President, Chief Financial Officer and Assistant Treasurer

of Discover Bank to be manually attached]